SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                       ----------------------------------

                                     FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
                                  SECTION 12(G)
      OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
       REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT
                                     OF 1934

                                                   Commission File Number 1-7479

                              BAY STATE GAS COMPANY
             (Exact name of registrant as specified in its charter)

                               300 Friberg Parkway
                      Westborough, Massachusetts 01881-5039
                                 (508) 836-7000
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                        Common Stock, $3.33 1/3 par value
            (Title of each class of securities covered by this Form)

                                      None
              (Title of all other classes of securities for which a
                  duty to file reports under section 13(a) and
                                 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)        /X/              Rule 12h-3(b)(1)(i)        / /
     Rule 12g-4(a)(1)(ii)       / /              Rule 12h-3(b)(1)(ii)       / /
     Rule 12g-4(a)(2)(i)        / /              Rule 12h-3(b)(2)(i)        / /
     Rule 12g-4(a)(2)(ii)       / /              Rule 12h-3(b)(2)(ii)       / /
                                                 Rule 15d-6                 /X/

Approximate number of holders of record as of the certification or notice record date: One.

     Pursuant to the requirements of the Securities Exchange Act of 1934, Bay State Gas Company has caused this certification/notice to be signed on behalf by the undersigned duly authorized person.

                                             BAY STATE GAS COMPANY


                                             By: /s/ Thomas W.  Sherman
                                                 -------------------------------
                                                 Thomas W. Sherman
                                                 Executive Vice-President, Chief
                                                 Financial Officer and Treasurer

Date:  February 12, 1999